Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 13, 2025

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Holiday Sales

PHILADELPHIA, PA, January 13, 2025 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced net sales for the two and eleven months ended December 31, 2024.

Total Company net sales for the two months ended December 31, 2024, increased 10% compared to the two months ended December 31, 2023. Total Retail segment net sales increased 7%, with comparable Retail segment net sales increasing 6%. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and low single-digit positive growth in retail store sales. Comparable Retail segment net sales increased 10% at Anthropologie and 9% at Free People and decreased 4% at Urban Outfitters. FP Movement brand Retail segment comparable net sales increased 23% and Free People brand Retail segment comparable net sales increased 6%. Nuuly segment net sales increased 55% primarily driven by a 53% increase in average active subscribers in the current period versus the prior year period. Wholesale segment net sales increased 29% driven by an increase in Free People wholesale sales due to an increase in sales to specialty customers and department stores.

For the eleven months ended December 31, 2024, total Company net sales increased 7% compared to the eleven months ended December 31, 2023. Total Retail segment net sales increased 5%, with comparable Retail segment net sales increasing 3%. The increase in Retail segment comparable net sales was driven by mid single-digit positive growth in digital channel sales and low single-digit positive growth in retail store sales. Nuuly segment net sales increased 54% primarily driven by a 51% increase in average active subscribers in the current period versus the prior year period. Wholesale segment net sales increased 15% driven by an increase in Free People wholesale sales due to an increase in sales to specialty customers and department stores.

During the eleven months ended December 31, 2024, the Company opened a total of 45 new retail locations including: 26 Free People stores (including 15 FP Movement stores), 12 Anthropologie stores and 7 Urban Outfitters stores; and closed 12 retail locations including: 6 Urban Outfitters stores, 4 Anthropologie stores and 2 Free People stores.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 263 Urban Outfitters stores in the United States, Canada and Europe and websites; 245 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; 222 Free People stores (including 53 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 9 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores as of December 31, 2024. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment. Nuuly is primarily a women's apparel subscription rental service which offers a wide selection of rental product from the Company's own brands, third-party brands and one-of-a-kind vintage pieces.

As used in this document, unless otherwise defined, "Anthropologie" refers to the Company's Anthropologie and Terrain brands and "Free People" refers to the Company's Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability, impacts of the conflict in the Middle East and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the unexpected closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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